                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                              Genaera Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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


                                 [GENAERA LOGO]

                              GENAERA CORPORATION
                               5110 Campus Drive
                           Plymouth Meeting, PA 19462

                               ----------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

                               ----------------

TO THE STOCKHOLDERS OF
GENAERA CORPORATION:

   Notice is hereby given that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Genaera Corporation (the "Company" or "Genaera"--formerly Magainin Pharmaceuticals Inc.) will be held at the DoubleTree Guest Suites, 640 West Germantown Pike, Plymouth Meeting, PA, 19462 on May 16, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To elect eight directors;

     2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares;

     3. To approve an amendment to the Genaera Corporation Amended 1998 Equity Compensation Plan (formerly the Magainin Pharmaceuticals Inc. 1998 Equity Compensation Plan) to increase the number of shares of the Company's Common Stock issuable thereunder by 2,000,000 shares from 1,500,000 shares to 3,500,000 shares; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Only stockholders of record as of the close of business on March 21, 2001 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on March 21, 2001 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 5110 Campus Drive, Plymouth Meeting, PA, 19462.

                                          By Order of the Board of Directors,

                                          /s/ Christopher P. Schnittker
                                          CHRISTOPHER P. SCHNITTKER
                                          Secretary

Plymouth Meeting, PA
April 16, 2001

 EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                 [GENAERA LOGO]


                              GENAERA CORPORATION
                               5110 Campus Drive
                           Plymouth Meeting, PA 19462

                               ----------------

                              PROXY STATEMENT FOR
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

                               ----------------

   This Proxy Statement and the accompanying form of proxy are being mailed on or about April 16, 2001 to the stockholders of Genaera Corporation (the "Company" or "Genaera"--formerly Magainin Pharmaceuticals Inc.). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the DoubleTree Guest Suites, 640 West Germantown Pike, Plymouth Meeting, PA 19462 on May 16, 2001, at 10:00 a.m., local time, and at any adjournments thereof.

   The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company has also retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the Annual Meeting, at a cost of approximately $6,000, which will be borne by the Company. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

   The Company's Annual Report to Stockholders for the year ended December 31, 2000, including financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the U. S. Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, PA, 19462.

                             VOTING AT THE MEETING

   Holders of record of shares of the Company's Common Stock at the close of business on March 21, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were 32,393,886 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

   The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders of a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

   Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

   Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. With regard to the election of directors, votes may be cast in favor of a director nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum. With regard to proposals 2 and 3, the affirmative vote of a majority shares present in person or represented by proxy at the Annual Meeting is necessary to approve the amendments. Abstentions may be specified on proposals 2 and 3 (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative on a given matter. Abstentions on proposals 2 and 3 will have the effect of a negative vote.

   Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

   Brokers who hold shares in street name for customers have the authority under the rules of various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. A broker non-vote will have no effect in the outcome of the election of directors, as the directors are to be elected by a plurality of the votes cast. Similarly, any broker non-votes on proposals 2 and 3 would have no effect in the outcome of the proposals, because these proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect to such matters under applicable Delaware law.

   Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

   The Board of Directors of the Company consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors. At the Annual Meeting, eight directors are to be elected. Each director will hold office until the 2002 Annual Meeting, the election and qualification of his successor or his earlier death, removal or resignation.

   The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Michael R. Dougherty, Bernard Canavan, M.D., R. Frank Ecock, Zola
P. Horovitz, Ph.D., Roy C. Levitt, M.D., Charles A. Sanders, M.D., Robert F. Shapiro, and James B. Wyngaarden, M.D. for election as directors of the Company. All nominees, except for Mr. Ecock, are presently directors of the Company whose terms expire at the Annual Meeting.

   All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors, or the Board may decide to reduce the number of directors.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.

                             NOMINEES FOR ELECTION

                              Year First
                                Became   Principal Occupations During Past Five
     Name of Director     Age  Director      Years and Certain Directorships
     ----------------     --- ---------- --------------------------------------
 Michael R. Dougherty....  43    1997    Mr. Dougherty has served as Chairman
                                         of the Board of Directors since
                                         November 2000, and a director of the
                                         Company since August 1997.
                                         Mr. Dougherty currently serves as
                                         President and Chief Operating Officer
                                         of Genomics Collaborative, Inc. Mr.
                                         Dougherty previously served as
                                         President and Chief Executive Officer
                                         of the Company from August 1998
                                         through November 2000. Mr. Dougherty
                                         served as Executive Vice President of
                                         the Company from March 1995 through
                                         August 1998. From August 1993, when he
                                         joined the Company, until March 1995,
                                         Mr. Dougherty served as Senior Vice
                                         President. Mr. Dougherty served as
                                         Chief Financial Officer of the Company
                                         since August 1993. Prior to joining
                                         the Company, Mr. Dougherty served in
                                         the following capacities at Centocor,
                                         Inc.: Senior Vice President, Chief
                                         Financial Officer and Treasurer, from
                                         February 1992 to August 1993, Vice
                                         President Corporate Finance from May
                                         1990 to February 1992 and Treasurer
                                         from June 1986 to May 1990.

 Bernard Canavan, M.D. ..  65    1994    Dr. Canavan has served as a director
                                         of the Company since 1994. Dr. Canavan
                                         was employed by American Home Products
                                         Corporation for over twenty-five years
                                         until his retirement in February 1994.
                                         From June 1990 until January 1994, he
                                         was President of American Home
                                         Products Corporation and was
                                         responsible for all operations,
                                         including its pharmaceutical
                                         businesses worldwide. Previously, Dr.
                                         Canavan was Chairman and Chief
                                         Executive Officer of American Home
                                         Products Corporation's pharmaceutical
                                         company, Wyeth-Ayerst Laboratories.
                                         Dr. Canavan is also a director of 3-
                                         Dimensional Pharmaceuticals, Inc. and
                                         Shire Pharmaceuticals Group P.L.C.

 R. Frank Ecock..........  65      --    Mr. Ecock is being nominated for
                                         appointment to the Company's Board of
                                         Directors for the first time in 2001.
                                         Mr. Ecock was employed by Merck &
                                         Company, Inc. for thirty-three years
                                         until his retirement in December 1991.
                                         From November 1989 until December
                                         1991, he was Vice President, North
                                         American Operations of Merck and was
                                         responsible for operations, quality
                                         control, and engineering support for
                                         five plants and the headquarters site.
                                         Since December 1991, Mr. Ecock has
                                         been a consultant to the
                                         pharmaceutical and biotechnology
                                         industries.

                                  Year First  Principal Occupations During Past
                                    Became         Five Years and Certain
       Name of Director       Age  Director             Directorships
       ----------------       --- ----------  ---------------------------------
 Zola P. Horovitz, Ph.D. ....  66    1995    Dr. Horovitz served as Chairman of
                                             the Board of Directors from August
                                             1998 through November 2000, and a
                                             director of the Company since
                                             1995. Dr. Horovitz was employed by
                                             Bristol-Myers Squibb Company
                                             ("Bristol-Myers") and its
                                             predecessor, Squibb Corporation,
                                             for over thirty years. At the time
                                             of his retirement in 1994, Dr.
                                             Horovitz was Vice President of
                                             Business Development at Bristol-
                                             Myers. Since 1994, Dr. Horovitz
                                             has been a consultant to the
                                             pharmaceutical and biotechnology
                                             industries and is also a director
                                             of 3-Dimensional Pharmaceuticals,
                                             Inc., Avigen, Inc., BioCryst
                                             Pharmaceuticals, Inc., Diacrin,
                                             Inc., Palatin Technologies, Inc.,
                                             Paligent Inc., Shire
                                             Pharmaceuticals Group P.L.C., and
                                             Synaptic Pharmaceutical
                                             Corporation.

 Roy C. Levitt, M.D. ........  47    1997    Dr. Levitt has served as President
                                             and Chief Executive Officer since
                                             November 2000 and a director of
                                             the Company since 1997. Dr. Levitt
                                             served as Executive Vice President
                                             and Chief Operating Officer of the
                                             Company from August 1998 through
                                             November 2000. Dr. Levitt was
                                             appointed head of Research and
                                             Development at the Company, and
                                             served as Executive Vice President
                                             upon joining the Company in
                                             January 1996. Prior to joining the
                                             Company, Dr. Levitt was a faculty
                                             member at Johns Hopkins University
                                             in the Department of
                                             Anesthesiology and Critical Care
                                             Medicine, from 1986 to 1995, in
                                             Neurological Surgery from 1995 to
                                             1996 and in Environmental Health
                                             Sciences from 1988 to 1996.

 Charles A. Sanders, M.D. ...  69    1996    Dr. Sanders has served as a
                                             director of the Company since
                                             September 1996. Dr. Sanders is the
                                             retired Chairman and Chief
                                             Executive Officer of Glaxo Inc.,
                                             where he was employed from 1989 to
                                             1995. Previously,
                                             Dr. Sanders was Vice Chairman of
                                             Squibb Corporation and also served
                                             as General Director of
                                             Massachusetts General Hospital.
                                             Dr. Sanders is also a director of
                                             Biopure Corporation, Edgewater
                                             Technology Inc., Genentech, Inc.,
                                             Kendle International Inc.,
                                             Pharmacopeia, Inc., Scios Inc.,
                                             Trimeris, Inc., and Vertex
                                             Pharmaceuticals Incorporated.

 Robert F. Shapiro...........  66    1996    Mr. Shapiro has served as a
                                             director of the Company since
                                             September 1996. Since 1997, Mr.
                                             Shapiro has been the Vice Chairman
                                             and a Partner of Klingenstein,
                                             Fields and Co., LLC, an investment
                                             management firm. Since 1988, Mr.
                                             Shapiro has also served as
                                             President of RFS & Associates,
                                             Inc., a private investment and
                                             consulting firm. Previously, Mr.
                                             Shapiro served as President and
                                             Co-Chairman of Wertheim Schroder &
                                             Co., Inc. and Chairman of New
                                             Street Capital Corporation,
                                             investment banking firms. Mr.
                                             Shapiro is also a director of The
                                             Burnham Fund, Inc., and The TJX
                                             Companies, Inc.

 James B. Wyngaarden, M.D. ..  76    1996    Dr. Wyngaarden has served as a
                                             director of the Company since
                                             September 1996. Since 1996, Dr.
                                             Wyngaarden has been a partner in
                                             the Washington Advisory Group, a
                                             consulting firm. From 1995 to
                                             1997, Dr. Wyngaarden was Senior
                                             Associate Dean, International
                                             Affairs, University of
                                             Pennsylvania Medical School. From
                                             1990 to 1994, Dr. Wyngaarden was
                                             Foreign Secretary of the U.S.
                                             National Academy of Sciences and
                                             Institute of Medicine. From 1990
                                             to 1994, Dr. Wyngaarden also
                                             served as Associate Dean at Duke
                                             University Medical School. From
                                             1956 to 1994, Dr. Wyngaarden
                                             served as a Professor of Medicine
                                             at Duke University Medical School.
                                             Dr. Wyngaarden previously served
                                             in several capacities, including
                                             as the Director of the National
                                             Institutes of Health from 1982 to
                                             1989. Dr. Wyngaarden is also a
                                             director of Human Genome Sciences,
                                             Inc. and Hybridon, Inc.

General Information Concerning the Board of Directors and Its Committees

   The Board of Directors of the Company met on eight occasions during 2000. Each director attended in the aggregate at least 75% of the meetings of the Board of Directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

   Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board of Directors at a time when convening a meeting of the entire Board is not feasible. The Executive Committee did not hold any meetings during 2000. The current members of the Executive Committee are Mr. Dougherty and Dr. Levitt.

   Audit Committee. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and systems of internal financial controls regarding finance, accounting and legal compliance; monitor the independence and performance of the Company's independent auditors; and provide an open avenue of communication among the independent auditors, management, and the Board of Directors. The Audit Committee also has the authority to select or replace the independent auditors. The Audit Committee met two times during 2000. The current members of the Audit Committee are Dr. Horovitz and Mr. Shapiro, both non-employee members of the Board of Directors.

   Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant awards under, the Company's equity compensation plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company's President and Chief Executive Officer, reviews and takes action on the recommendations of the President and Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met five times during 2000. The current members of the Compensation Committee are Drs. Canavan and Sanders.

   Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee met one time during 2000. The current members of the Nominating Committee are Mr. Dougherty and Dr. Wyngaarden.

       PROPOSAL NO. 2--APPROVAL OF AN INCREASE IN AUTHORIZED COMMON STOCK

   At the Annual Meeting, there will be presented to stockholders a proposal to approve an Amendment to the Restated Certificate of Incorporation of the Company. On March 21, 2001, the Board of Directors declared advisable and unanimously approved, subject to stockholder approval, an Amendment to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 30,000,000 shares to 75,000,000 shares. No increase in the number of shares of Preferred Stock of the Company, currently 9,211,031 shares, is proposed or anticipated.

   If approved by the stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware. The Amendment would change the first sentence of the Fourth Article of the Company's Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

     "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 84,211,031 shares consisting of 9,211,031 shares of Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), and 75,000,000 shares of Common Stock, $.002 par value (the "Common Stock")."

Purpose and Effect of the Amendment

   As of the Record Date, of the Company's 45,000,000 authorized shares of Common Stock, 32,393,886 shares were issued and outstanding, approximately 3,711,545 shares were reserved for future issuance under the Company's equity compensation plans, and 4,000,000 shares were reserved pursuant to a preferred stock financing arrangement. In addition, the Company has other outstanding options and warrants to purchase an aggregate of 2,124,670 shares of Common Stock. Based upon the foregoing number of outstanding and reserved shares of Common Stock and outstanding options and warrants, the Company currently has approximately 2,769,899 shares remaining available for other purposes.

   The Board of Directors believes that it is in the Company's best interests to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available to meet the Company's future business needs as they arise. The Company's management has no present arrangements, agreements, understandings or plans for the use of the additional shares proposed to be authorized. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of purposes the Board of Directors may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of future stock splits or distributions, and other bona fide purposes.

   There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights, or any other stockholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

   The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company.

   Furthermore, many companies, including the Company, have issued warrants or other rights to acquire additional shares of Common Stock to the holders of its Common Stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the Board of Directors as not in the best interest of the Company and the stockholders.

   Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if the Amendment is adopted, more capital stock of the Company would be available for such purposes than is currently available.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 3--APPROVAL OF AN INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER
                  THE COMPANY'S 1998 EQUITY COMPENSATION PLAN

   At the 1998 Annual Meeting, stockholders approved the Magainin Pharmaceuticals Inc. 1998 Equity Compensation Plan (the "1998 Plan"), which is one of three compensation plans under which the Company presently grants stock options or stock awards to its employees and other key personnel. On March 21, 2001, the Board of Directors approved an amendment to the 1998 Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance or transfer through the grant of stock options or stock awards from 1,500,000 shares to 3,500,000 shares. The Board of Directors also approved an amendment changing the name of the plan to the Genaera Corporation Amended 1998 Equity Compensation Plan (the "Amended 1998 Plan").

   The Board believes that the Amended 1998 Plan helps the Company to attract, retain and motivate employees and other key personnel and to encourage them to devote their best efforts to the business and financial success of the Company. The Board believes that by providing key employees, non-employee directors and consultants with the opportunity to acquire an equity interest in the Company, stock options serve to align the grantees' interests closely with those of the other stockholders. The 1998 Plan has not been amended previously. As of March 21, 2001, the Company had granted, net of cancellations, options to purchase 1,081,125 shares under the Amended 1998 Plan. As of March 21, 2001, the Company had granted, net of cancellations, restricted stock awards of 186,000 shares under the Amended 1998 Plan. With respect to the other compensation plans, the 1990 Stock Option Plan and the 1992 Stock Option Plan, the aggregate number of shares of Common Stock authorized for issuance through the grant of stock options is 2,660,000 shares. As of March 21, 2001, the Company had granted, net of cancellations, options to purchase 2,576,405 shares under these other plans. The Board of Directors believes it is in the best interest of the Company to increase the number of shares that may be issued or transferred under the Amended 1998 Plan because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate.

Description of the Amended 1998 Plan

   The Amended 1998 Plan provides for grants of stock options and restricted stock to designated officers and other employees (including employees who are also directors) of the Company or its subsidiaries, non-employee directors of the Company and advisors and consultants who perform valuable services for the Company or its subsidiaries. Grants of stock options and restricted stock are referred to collectively as "Grants." The Company has filed a registration statement on Form S-8 to register the initial aggregate shares of Common Stock issuable under the 1998 Plan. If the amendment to the 1998 Plan is approved by stockholders increasing the number of shares under the Amended 1998 Plan to 3,500,000, the Company will file a Form S-8 to register the additional shares.

   General. Subject to adjustment in certain circumstances as discussed below, and stockholder approval of the increase in the number of shares available under the Amended 1998 Plan, the Amended 1998 Plan will authorize up to 3,500,000 shares of Common Stock for issuance pursuant to the terms of the Amended 1998 Plan. The maximum number of shares of Common Stock that may be issued or transferred as restricted stock shall not exceed twenty-five percent (25%) of the maximum number of shares of Common Stock authorized for issuance under the Amended 1998 Plan. If and to the extent Grants under the Amended 1998 Plan expire, or are canceled, forfeited, exchanged, surrendered, or terminated for any reason without being exercised, or the shares subject to any Grant are forfeited, the shares of Common Stock subject to such Grant will be available again for grant under the Amended 1998 Plan.

   Administration of the Amended 1998 Plan. The Amended 1998 Plan is administered and interpreted by a committee (the "Committee") appointed by the Board of Directors and consisting of two or more persons, each of whom shall be an "outside director" as defined by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and a "non-employee" director as defined in Rule 16b-3 under the Securities and Exchange Act, of 1934 (the "Exchange Act"). The Committee has the authority to determine (i) the persons to whom Grants will be made under the Amended 1998 Plan, (ii) the type, size and other terms and conditions of each Grant, (iii) the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and (iv) the resolution of any other matters arising under the Amended 1998 Plan. The Committee has full power and authority to administer and interpret the Amended 1998 Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Amended 1998 Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The members of the Compensation Committee currently serve as this Committee. See "Proposal No. 1--Election of Directors--General Information Concerning the Board of Directors and its Committees." Notwithstanding the foregoing, the Board of Directors may ratify or approve (and, in the case of Grants to members of the Committee, shall approve) Grants, in which case references to the "Committee" shall be deemed to include the Board of Directors.

   Grants. Grants under the Amended 1998 Plan may consist of (i) options intended to qualify as incentive stock options ("ISO's") within the meaning of section 422 of the Code, (ii) nonqualified stock options that are not intended to qualify ("NQSO's"), or (iii) restricted stock.

   Eligibility for Participation. Grants may be made to any employees (including officers and directors) of, or advisors or consultants to, the Company or its subsidiaries and to non-employee directors of the Company. As of the date hereof, all employees (approximately 50 persons) and all directors (including 6 non-employee directors) were eligible for Grants under the Amended 1998 Plan. During any calendar year, no participant may receive Grants under the Amended 1998 Plan for more than 250,000 shares of Common Stock.

   Options. The exercise price of any ISO or NQSO granted under the Amended 1998 Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. In no event will the exercise price of a previously granted option be decreased to an amount below the fair market value of the option as of the date on which such option was granted. Nor will any option be exchanged or substituted for an option with an exercise price that is below fair market value of the exchanged or substituted option as of the date on which the exchanged or substituted option was granted. The Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the total voting power of all outstanding stock of the Company or its subsidiaries may not exceed five years from the date of grant. A participant may pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price, (iii) by payment through a broker pursuant to procedures permitted by Regulation T of the Federal Reserve Board or (iv) by any other method approved by the Committee.

   Restricted Stock. The Committee may issue shares of Common Stock to participants pursuant to the Amended 1998 Plan. Shares may be issued for cash consideration or for no cash consideration, as the Committee determines. The number of shares of Common Stock granted to each participant shall be determined by the Committee, subject to the maximum limit described above. Grants of restricted stock may be subject to such performance requirements, vesting provisions, transfer restrictions, or other restrictions and conditions as the Committee may determine.

   Section 162(m). Under section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Amended 1998 Plan and the value of shares received when the shares of restricted stock become transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." The Amended 1998 Plan is intended to allow Grants to meet the requirements of "qualified performance-based compensation."

   Stock options should generally meet the requirements of "qualified performance-based compensation" if the exercise price is at least equal to the fair market value of the Common Stock on the date of grant. The Committee may determine that restricted stock granted to an employee will be considered "qualified performance-based compensation." If an employee is granted restricted stock that is intended to be "qualified performance-based compensation," the grant or vesting of the restricted stock will be contingent on the Company achieving performance goals designated by the Committee.

   The Committee will establish performance goals, the performance period during which the goals must be met, the threshold, target and maximum amounts that may be paid if the performance goals are met, and any other conditions the Committee deems appropriate. The performance goals will be established in writing at the beginning of the performance period and will be based on one or more of the following objective criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or goals relating to product development objectives. The performance goals may relate to the grantee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination. If performance goals for a performance period are not met, the grants subject to the performance goals will not be made or will be forfeited. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of performance goals.

   Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the Committee may grant NQSO's that allow the participant to transfer the NQSO's to, or for the benefit of, family members on such terms as the Committee deems appropriate.

   Amendment and Termination of the Amended 1998 Plan. The Board of Directors may amend or terminate the Amended 1998 Plan at any time; provided, however, that the Board of Directors may not, without stockholder approval, make any amendment that requires stockholder approval pursuant to the applicable provisions of the Code or other applicable laws or regulations. The Amended 1998 Plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the stockholders.

   Adjustment Provisions. In the event of certain corporate transactions identified in the Amended 1998 Plan, the Committee may appropriately adjust:
(i) the maximum number of shares of Common Stock available for Grants and the individual share limits, (ii) the number of shares covered by outstanding Grants, (iii) the kind of shares issued under the Amended 1998 Plan and (iv) the price per share or market value of Grants, and such adjustments shall be effective and binding for all purposes of the Amended 1998 Plan.

   Change of Control of the Company. In the event of a change of control, unless the Committee determines otherwise, all options and restricted stock will become fully vested.

   A change of control shall occur if: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company; (ii) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the Board of Directors of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period;
(iii) the stockholders of the Company approve an agreement providing for (A) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation, or (B) the sale or other disposition of all or substantially all the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company; or
(iv) any person has commenced, or announced an intention to commence, a tender offer or exchange offer for 40% or more of the voting power of the then-outstanding securities of the Company.

   Federal Income Tax Consequences. The current federal income tax treatment of Grants under the Amended 1998 Plan is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the Amended 1998 Plan, and tax laws are subject to change. Participants are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

   A participant who is granted an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A participant who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price (or the participant's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a participant disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and the Company will be entitled to a deduction in that amount. However, the amount of ordinary income cannot be more than the total amount of gain realized on the sale (amount received on the disqualifying disposition less the exercise price). A participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant).

   There are no federal income tax consequences to a participant or to the Company upon the grant of an NQSO under the Amended 1998 Plan. Upon the exercise of an NQSO, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of an NQSO, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO).

   A participant normally will not recognize taxable income upon receiving restricted stock, and the Company will not be entitled to a deduction, until such stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares (less any amounts paid for such shares) at that time, and the Company will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the fair market value of the shares subject to the restricted stock grant (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. A participant will have a capital gain or loss upon subsequent disposition of the shares in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount paid for the restricted stock, if any, plus the amount of ordinary income recognized by the participant). A participant who elects to recognize ordinary compensation income in the year the restricted stock is granted will not be entitled to a corresponding tax deduction if such shares are subsequently forfeited (except with respect to any amounts paid for such shares).

   The rate at which a participant's capital gain will be taxed generally depends on how long the stock is held by the participant.

   Section 162(m) of the Code disallows a public company's deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for "qualified performance-based compensation" that meets specific requirements (see "Section 162(m)" above). The Amended 1998 Plan is intended to permit stock options granted under the Amended 1998 Plan and restricted stock granted under the Amended 1998 Plan that are designated as performance-based compensation, to qualify as "qualified performance-based compensation" and to be exempt from the $1,000,000 deduction limit.

   Tax Withholding. The Company has the right to deduct from all Grants paid in cash or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to Grants under the Amended 1998 Plan, or the Company may require the grantee to make other provisions to satisfy the Company's withholding obligation. If the Committee so permits, a participant may elect to satisfy the Company's income tax withholding obligation by withholding shares received from the exercise of a stock option or a restricted stock grant.

   Accounting. There is generally no charge to earnings in connection with the grant of an option to an employee or a non-employee director if the exercise price of the option is at least equal to the fair market value of the shares on the date of the grant and other requirements are met. If, however, the exercise price of the option is less than the fair market value of the shares on the date of grant, there will be a charge to earnings on the date of grant. There is a charge to earnings in connection with the grant of an option to a consultant.

   Grants Under the Plan. Because Grants will be made from time to time by the Committee to those persons whom the Committee determines in its discretion should receive Grants, the benefits and amounts that may be received in the future by persons eligible to participate in the Amended 1998 Plan are not presently determinable.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE AMENDED 1998 PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of March 21, 2001 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Proxy Statement and (iv) by all current executive officers and directors of the Company as a group.

                                                Number of Shares      Percent
            Beneficial Owner(1)               Beneficially Owned(2) of Class(3)
            -------------------               --------------------- -----------
State of Wisconsin Investment Board
 ("SWIB")(4)................................        6,090,775          18.8%
 P.O. Box 7842
 Madison, WI 53707
Wellington Management Company, LLP
 ("Wellington")(4)(5).......................        2,885,600           8.9%
 75 State Street
 Boston, MA 02109
Stuart T. Weisbrod(6).......................        1,715,000           5.3%
 238 Park Avenue, Suite 928
 New York, NY 10169
Genentech, Inc.(7)..........................        1,706,513           5.3%
 One DNA Way
 South San Francisco, CA 94080
Michael A. Zasloff, M.D., Ph.D.(8)..........          676,920           2.1%
Roy C. Levitt, M.D.(9)......................          448,000           1.4%
Michael R. Dougherty(10)....................          305,750             *
Kenneth J. Holroyd, M.D.(11)................          156,875             *
Robert F. Shapiro(12).......................          148,000             *
Zola P. Horovitz, Ph.D.(13).................           80,000             *
Bernard Canavan, M.D.(14)...................           66,000             *
Charles A. Sanders, M.D.(15)................           45,000             *
James B. Wyngaarden, M.D.(16)...............           35,000             *
Sean M. Johnston, Ph.D.(17).................           27,500             *
R. Frank Ecock(18)..........................           20,000             *
Christopher P. Schnittker...................              --              *
All current executive officers and directors
 as a group (14 persons)(19)................        2,009,045           6.0%

--------
*   Less than one percent.
(1) Except for SWIB, Wellington, Mr. Weisbrod, and Genentech, Inc., the address of each beneficial owner is c/o Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, PA, 19462.
(2) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 21, 2001.
(3) The percentage for each individual or group is based on 32,393,886 shares that were outstanding as of March 21, 2001 and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 21, 2001.
(4) This information is presented in reliance on information disclosed in a
    Schedule 13G filed with the Commission and reporting as of December 31, 2000.
(5) Of the shares reported, Wellington shares dispositive power with respect to all 2,885,600 shares and shares voting power with respect to 1,455,500 shares. The Wellington shares include 1,389,500 shares reported separately by Wellington Trust Company, NA, 75 State Street, Boston, MA 02109, for which shared dispositive and voting power was claimed by Wellington Trust Company, NA.

(6) Includes shares owned by the following entities with which Mr. Weisbrod is affiliated: Merlin BioMed Group, L.L.C. ("MBG")--367,500 shares; Merlin BioMed Investment Advisors, L.L.C. ("MBIA")--1,142,500; Merlin BioMed, L.P. ("MBLP")--274,400; and Merlin BioMed II, L.P. ("MBII")--93,100. MBG, MBIA, MBLP, and MBII each have shared voting and dispositive power with respect to the number of shares that they beneficially own. Mr. Weisbrod has sole voting and dispositive power with respect to 205,000 shares, and shared voting and dispositive power with respect to 1,715,000 shares. Mr. Weisbrod and each of the entities listed above disclaim membership in a "group" for purposes of Section 13(d) under the Exchange Act. The information in this note is as of March 30, 2001 and is presented in reliance on information disclosed in a Schedule 13G filed with the Commission.
(7) This information is presented in reliance on information disclosed in a
    Schedule 13G filed with the Commission dated May 12, 2000.
(8) With respect to Dr. Zasloff, includes 327,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001, 177,312 shares of Common Stock held by Dr. Zasloff's wife and 30,000 shares of Common Stock in trusts for the benefit of certain members of Dr. Zasloff's family.
(9) With respect to Dr. Levitt, includes 380,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001, and 2,120 shares of Common Stock held in accounts of family members.
(10) With respect to Mr. Dougherty, includes 247,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(11) With respect to Dr. Holroyd, includes 136,625 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001, and 9,000 shares of Common Stock held in a joint account where voting and investment power are shared.
(12) With respect to Mr. Shapiro, includes 30,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(13) With respect to Dr. Horovitz, includes 51,250 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(14) With respect to Dr. Canavan, includes 40,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(15) With respect to Dr. Sanders, includes 30,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(16) With respect to Dr. Wyngaarden, includes 30,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(17) With respect to Dr. Johnston, includes 27,500 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(18) With respect to Mr. Ecock, includes 20,000 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.
(19) Includes 1,289,375 shares of Common Stock issuable upon exercise of options within sixty days of March 21, 2001.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth for the years ended December 31, 2000, 1999 and 1998 certain compensation paid by the Company to its Chief Executive Officer and the four most highly compensated executive officers of the Company during the year ended December 31, 2000.

                           Summary Compensation Table

                                                                  Long-Term Compensation Awards
                                                                 --------------------------------
                                            Annual Compensation  Shares Issued Under  Securities
                                            --------------------  Restricted Stock    Underlying
     Name and Principal Position       Year   Salary     Bonus        Awards(1)      Options/SARs
     ---------------------------       ---- ---------- --------- ------------------- ------------
Roy C. Levitt, M.D. .................. 2000 $  289,074 $  65,000       10,875          170,000
 President and Chief Executive Officer 1999    276,800    52,500        9,000           80,000
                                       1998    246,164    30,000        8,500(2)       150,000

Kenneth J. Holroyd, M.D............... 2000 $  233,806 $  60,000        6,250          140,000
 Executive Vice President and          1999    213,525    45,000        5,000           60,000
 Chief Business Officer(3)             1998    196,646    20,000          --           120,000

Sean M. Johnston, Ph.D................ 2000 $  144,486 $  16,000          --            55,000
 Vice President, Manufacturing(4)      1999    130,195    13,000          --            80,000

Christopher P. Schnittker............. 2000 $   55,601 $   5,500          --            50,000
 Vice President and Chief
 Financial Officer(5)

Michael R. Dougherty.................. 2000 $  313,253 $  65,000       16,250          120,000
 Chairman; Former President and Chief  1999    287,100    65,000       12,500          120,000
 Executive Officer(6)                  1998    246,132    40,000          --           170,000

Michael A. Zasloff, M.D., Ph.D........ 2000 $  186,053 $     --         6,250              --
 Former Vice Chairman and              1999    263,653    35,000        5,000           60,000
 Executive Vice President(7)           1998    250,350    20,000          --            60,000

--------
(1) Restricted stock awards were granted under the Amended 1998 Plan. Issuances occur in equal installments over four years, on the anniversary of the initial determination by the Compensation Committee, provided that the grantee remains an employee or director of the Company. In 1998, the Compensation Committee of the Board of Directors determined to issue an aggregate of 146,000 shares of Common Stock, as follows: Mr. Dougherty 50,000, of which 12,500 were issued in 1999 and 12,500 were issued in 2000; Dr. Levitt 36,000, of which 9,000 were issued in 1999 and 9,000 were issued in 2000; Dr. Zasloff 20,000, of which 5,000 were issued in 1999 and 5,000 were issued in 2000; Dr. Holroyd 20,000, of which 5,000 were issued in 1999 and 5,000 were issued in 2000; and Thomas J. Bigger 20,000, of which none were issued because of his resignation from the Company in May 1999. In 1999, the Compensation Committee of the Board of Directors determined to issue an aggregate of 32,500 shares of Common Stock, as follows: Mr. Dougherty 15,000, of which 3,750 were issued in 2000; Dr. Levitt 7,500, of which 1,875 were issued in 2000; Dr. Zasloff 5,000, of which 1,250 were issued in 2000; Dr. Holroyd 5,000, of which 1,250 were issued in 2000. In 2000, the Compensation Committee of the Board of Directors determined to issue an aggregate of 27,500 shares of Common Stock, as follows: Mr. Dougherty 15,000; Dr. Levitt 7,500; and Dr. Holroyd 5,000.
(2) Dr. Levitt was issued 8,500 shares of Common Stock in July 1998 pursuant to his employment agreement.
(3) Dr. Holroyd joined the Company in February 1997 and was appointed an executive officer in 1998.
(4) Dr. Johnston joined the Company in January 1999 and was appointed an executive officer in 2000.
(5) Mr. Schnittker joined the Company and was appointed an executive officer in June 2000.
(6) Mr. Dougherty ceased to be an executive officer upon his resignation from the Company in November 2000 and assumed the position of non-executive Chairman. Mr. Dougherty's 2000 compensation as shown above represents salary and bonus through December 8, 2000. Upon his resignation from the Company, the option to purchase 120,000 shares of Common Stock granted during 2000 was cancelled.
(7) Dr. Zasloff ceased to be an executive officer upon his resignation from the Company in September 2000, at which time he entered into a consulting agreement with the Company. Dr. Zasloff's 2000 compensation as shown above represents salary and bonus through September 12, 2000.

   The following table sets forth certain information regarding stock options granted during 2000 to the persons named in the Summary Compensation Table.

                       Option Grants in Last Fiscal Year

                                                Individual Grants(1)
                                      -----------------------------------------
                                                                                    Potential
                                                                                Realizable Value
                                                                                At Assumed Annual
                                                 Percent of                      Rates of Stock
                                      Number of    Total                              Price
                                      Securities  Options                       Appreciation for
                                      Underlying Granted to                      Option Term(2)
                                       Options   Employees  Exercise Expiration -----------------
                Name                   Granted    in 2000    Price      Date       5%      10%
                ----                  ---------- ---------- -------- ---------- -------- --------
Roy C. Levitt, M.D..................    80,000       12%     $4.31    7/24/2010 $216,969 $549,841
                                        90,000       13%     $3.00   11/15/2010 $169,802 $430,310
Kenneth J. Holroyd, M.D.............    80,000       12%     $4.31    7/24/2010 $216,969 $549,841
                                        60,000        9%     $3.00   11/15/2010 $113,201 $286,874
Sean M. Johnston, Ph.D..............    35,000        5%     $4.31    7/24/2010 $ 94,924 $240,556
                                        20,000        3%     $3.00   11/15/2010 $ 37,734 $ 95,625
Christopher P. Schnittker...........    20,000        3%     $4.31    7/24/2010 $ 54,242 $137,460
                                        30,000        4%     $3.00   11/15/2010 $ 56,601 $143,437
Michael R. Dougherty(3).............   120,000       18%     $4.31    7/24/2010 $325,453 $824,762
Michael A. Zasloff, M.D., Ph.D.(4)..       --        --        --           --       --       --

--------
(1) Options are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four annual installments beginning one year after the date of grant. If a "change in control" (as defined in the Amended 1998 Plan) were to occur, these options would become immediately exercisable in full.
(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.
(3) Mr. Dougherty ceased to be an executive officer upon his resignation from the Company in November 2000 and assumed the position of non-executive Chairman. At that time, the option to purchase 120,000 shares of Common Stock granted during 2000 was canceled.
(4) Dr. Zasloff ceased to be an executive officer upon his resignation from the Company in September 2000, at which time he entered into a consulting agreement with the Company.

   The following table sets forth certain information regarding stock option exercises during 2000 and the value of vested and unvested options for the persons named in the Summary Compensation Table as of December 31, 2000. Year-end values are based upon a price of $2.219 per share, which was the closing market price of a share of the Company's Common Stock on December 31, 2000.

      Aggregated Option Exercises in Last Year and Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 2000         December 31, 2000
                         Acquired on  Value   ------------------------- -------------------------
          Name            Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Roy C. Levitt, M.D......      --       $ --     380,000      325,000      $11,877      $35,631
Kenneth J. Holroyd,
 M.D....................      --       $ --     136,625      248,875      $ 8,908      $26,723
Sean M. Johnston,
 Ph.D...................      --       $ --      20,000      115,000      $ 7,423      $22,269
Christopher P.
 Schnittker.............      --       $ --          --       50,000      $    --      $    --
Michael R.
 Dougherty(1)...........      --       $ --     247,000      175,000      $17,816      $53,447
Michael A. Zasloff,
 M.D., PhD.(2)..........      --       $ --     327,000       96,000      $ 8,908      $26,723

--------
(1) Mr. Dougherty ceased to be an executive officer upon his resignation from the Company in November 2000 and assumed the position of non-executive Chairman.
(2) Dr. Zasloff ceased to be an executive officer upon his resignation from the Company in September 2000, at which time he entered into a consulting agreement with the Company.

Executive Arrangements

   In January 1996, the Company entered into an employment agreement with Dr. Levitt pursuant to which, among other things, Dr. Levitt will receive up to an additional 75,000 options in the event certain milestones are achieved in a certain area of research. Dr. Levitt is entitled to receive twelve month's base salary in the event that his employment is terminated by the Company without "cause," which is reduced or eliminated if he becomes subsequently employed elsewhere within that period.

   The Amended 1998 Plan provides for the issuance of up to 375,000 shares of Common Stock as restricted stock awards. In 2000, the Company reserved a total of 27,500 shares for issuance under the Plan, as follows: 15,000 shares to Mr. Dougherty, 7,500 shares to Dr. Levitt, and 5,000 shares to Dr. Holroyd subject to certain conditions. Shares will be issued to each executive officer at a rate of 25% each year beginning in July 2001, provided that the grantee remains an officer or director of the Company.

   The Company does not currently grant any long-term incentives, other than stock options and awards, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

   Certain of the Company's executive officers are entitled to receive from six to twelve months' base salary in the event that their employment is terminated by the Company without "cause."

Compensation of Directors

   All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors. The Chairman of the Board receives an additional annual fee of $45,000.

   The following Compensation Committee Report, the Comparative Stock Performance Graph and the Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT

Compensation Philosophy

   The Compensation Committee of the Board of Directors (the "Compensation Committee") believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant portion of executive compensation, over the long-term, should be dependent upon the value created for the stockholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock prices, and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of research and drug development programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

   The Company competes with both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options and awards.

   The Company's compensation program for executive officers is comprised of base salary, performance bonuses, longer-term incentive compensation in the form of stock options and awards, and benefits available generally to all of the Company's employees. The process utilized by the Compensation Committee in determining executive officer compensation levels for each of these components is based on the Compensation Committee's subjective judgment, and the other factors noted herein.

Compensation Components

   Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Compensation Committee also reviews certain compensation information publicly available and gathered informally, including merit increase data, and also considers salary history at the Company.

   In 2000, Dr. Levitt's base salary was increased from $280,000 to $325,000, principally reflecting the promotion of Dr. Levitt from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer, with the resulting increases in responsibilities commensurate with this promotion. Other members of senior management also received salary increases in consideration of promotions and increases in responsibilities within the Company.

   Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executive's performance in attaining such corporate and individual goals and objectives. Performance bonuses are expected to represent a significant portion of executives' total cash compensation.

   In determining to award cash bonuses to the Company's executive officers in 2000, the Compensation Committee noted the Company's achievement of several objectives and milestones, including:

     (i) the restructuring of the Company and rebuilding of the corporate balance sheet;

     (ii) the achievement by the Company of other business objectives, including:

       a) the initiation of Phase II clinical testing of squalamine, the Company's angiogenesis inhibitor, in ovarian cancer and certain other adult solid tumors,

       b) the announcement of positive Phase II objective response data for squalamine in non-small cell lung cancer, and

       c) the progress of the Company's respiratory genomics program; and

     (iii) the significant increase in responsibilities of individual members of executive management given the reduction in size of the team from six members to four, resulting in a significant decrease in aggregate executive compensation.

   Dr. Levitt was awarded a cash bonus in 2000 of $65,000. With respect to aggregate base salary and performance bonus compensation, the Committee reviews certain cash compensation survey materials and noted that Dr. Levitt's base salary and cash bonus places Dr. Levitt in approximately the 50th percentile of compensation in the biopharmaceutical industry. Some, but not all, of the companies in the compensation survey are included in the Index of Nasdaq Pharmaceutical Stocks in the Comparative Stock Performance Graph.

   Stock Option Grants. The objective of option grants is to align the long-term financial interests of the option holder with the financial interests of the Company's stockholders. Stock option exercise prices are set at the prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all biopharmaceutical companies, relies heavily upon stock option grants. Without such incentives, it would not be possible to attract and retain qualified managers or scientists. The Compensation Committee generally considers stock option grants on an annual basis as a means to continue to incentivize the Company's senior managers to work toward increasing stockholder value; however, the granting of any such options is discretionary. In order to assess competitive factors, the Committee also analyzes data relating to option grants being awarded to executives of other biopharmaceutical companies.

   In 2000, the Compensation Committee made grants to executive officers aggregating 535,000 shares in total. The exercise price of all grants was the fair market value on the date of grant. Dr. Levitt was awarded options to purchase 170,000 shares in 2000. The Compensation Committee also took note of the fact that Dr. Levitt's and other executive officers' prior option awards were exercisable at prices in excess of the current value of the Company's Common Stock, and determined that additional awards were appropriate to continue to incentivize the management group to build value within the Company.

   The Committee also determined to issue an aggregate of 27,500 shares of Common Stock to executive officers, including 7,500 shares to Dr. Levitt in 2000, with the first issuance to occur in 2001. The issuances will occur in equal installments over the next four years, provided that the executive officer remains an officer or director of the Company. The Committee believes such issuances provide an additional alignment of the long-term financial interest of the Company's management with the Company's stockholders and serve as a valuable tool for retaining executive officers.

   Payments during 2000 to the Company's executives under the various programs discussed above were made in accordance with the provisions of Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a public company for compensation paid to certain individuals to $1,000,000, except to the extent that any excess compensation is performance-based compensation. In accordance with current regulations, the amounts realized upon the exercise of stock options will qualify as performance-based compensation.

   In connection with the resignation of Mr. Dougherty, former President and Chief Executive Officer of the Company, in November 2000, the Board of Directors determined that Mr. Dougherty would assume the position of non-executive Chairman, replacing Dr. Horovitz.

                                          COMPENSATION COMMITTEE

                                          Bernard Canavan, M.D., Chairman
                                          Charles A. Sanders, M.D.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Drs. Canavan and Sanders. There are currently no compensation committee interlocks or insider participation on the Compensation Committee.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

   The graph below compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) the Index of Nasdaq Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1995 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index, and further assuming reinvestment of dividends. The graph commences as of December 31, 1995.


                       [PERFORMANCE GRAPH APPEARS HERE]

                                            Cumulative Total Return
                                 ---------------------------------------------
                                 12/95   12/96   12/97   12/98   12/99   12/00
                                 -----   -----   -----   -----   -----   -----

Genaera Corporation             100.00   73.33   61.43   24.29   13.81   16.91
NASDAQ Stock Market (U.S.)      100.00  123.04  150.69  212.51  394.92  237.62
NASDAQ Pharmaceutical           100.00  100.31  103.66  131.95  248.01  308.49

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the Genaera Corporation Board of Directors (the "Audit Committee") is composed of two independent directors and operates under a written charter adopted by the Board of Directors, which is attached to this Proxy Statement as Exhibit A. The members of the Audit Committee are Zola P. Horovitz, Ph.D. (Chairman) and Robert F. Shapiro. The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

   In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

   The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants that firm's independence. The Committee considered whether the provision of non-audit services by the Company's independent accountants is compatible with such accountants maintaining their independence.

   Based upon the Committee's discussions with management and the independent accountants and the Committee's review of the representations of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the U.S. Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Zola P. Horovitz, Ph.D., Chairman
                                          Robert F. Shapiro

                                   EXHIBIT A

                              GENAERA CORPORATION

            Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors.

  . Provide an open avenue of communication among the independent auditors, management, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and duties, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the National Association of Securities Dealers ("Nasdaq"). The Audit Committee shall be comprised of two or more directors, as required by Nasdaq subject to the Nasdaq transition rules, and as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, or will be able to do so within a reasonable period of time after his or her appointment to the Audit Committee, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in that member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

   Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Minutes of each meeting shall be prepared and sent to Committee members and to all member of the Company's Board. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors in the event of any significant findings resulting from the auditors' quarterly limited review procedures.

III. Audit Committee Responsibilities and Duties

   The Committee's primary responsibility is one of oversight and it recognizes that Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. In addition, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

 Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements, including any certification, report, opinion, or review rendered by the independent auditors, prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements on Form 10-Q prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives for the Company's stockholders. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. Be responsible for insuring its receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Statement No. 1, and for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking, or recommending that the full Board take appropriate action to oversee the independence of the outside auditors.

     8. Review the independent auditors audit plan--discuss scope, staffing, locations, reliance upon management, and audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     11. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

     12. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

 Other Audit Committee Responsibilities

     13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     14. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

     15. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY                         GENAERA CORPORATION                          PROXY
                  Annual Meeting of Stockholders, May 16, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned hereby appoints Roy C. Levitt and Michael R. Dougherty, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Genaera Corporation to be held on May 16, 2001, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the April 16, 2001 Proxy Statement.
          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK.
1. Election of the following nominees for directors: Michael R. Dougherty, Bernard Canavan, M.D., R. Frank Ecock, Zola P. Horovitz, Ph.D., Roy C. Levitt, M.D., Charles A. Sanders, M.D., Robert F. Shapiro, and James B. Wyngaarden, M.D.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES FOR DIRECTORS.
  For all nominees  [_]
                  Withhold for all nominees  [_]
                                    Withhold for the following only: (Write
                                    the names of the
                                    nominee(s) in the space below)
                                    ___________________________________________
2. Approval of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock by 30,000,000 shares from 45,000,000 shares to 75,000,000 shares.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS AMENDMENT.
  For  [_]        Against  [_]   Abstain  [_]

3. Approval of an amendment to the Genaera Corporation Amended 1998 Equity Compensation Plan (formerly the Magainin Pharmaceuticals Inc. 1998 Equity Compensation Plan) to increase the number of shares of Genaera Common Stock issuable thereunder by 2,000,000 shares from 1,500,000 shares to 3,500,000 shares.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS AMENDMENT.
  For  [_]        Against  [_]   Abstain  [_]

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.

4.  To vote on such other matters that may properly come before the meeting.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING,
           PROXY STATEMENT AND ANNUAL REPORT OF GENAERA CORPORATION.

                                           (Signature should be
                                           exactly as name or names
                                           appear on this proxy. If
                                           stock is held jointly,
                                           each holder should sign.
                                           If signing is by
                                           attorney, executor,
                                           administrator, trustee
                                           or guardian, please give
                                           full title.)

                                           Dated _____________, 2001

                                           _________________________
                                           Signature

                                           _________________________
                                           Signature if held
                                           jointly

                                             I plan to attend the
                                            meeting: Yes [_] No [_]

  This Proxy will be voted FOR all nominees and FOR all other proposals unless otherwise indicated, and in the discretion of the
       proxies on all other matters properly brought before the meeting.
                     PLEASE DATE, SIGN AND RETURN PROMPTLY.